Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Revises Guidance

For Fiscal 2005 Second Quarter

SAN DIEGO — Jan. 6, 2005 — Overland Storage, Inc. (Nasdaq: OVRL) today said it expects revenue for its second fiscal quarter ended Dec. 31, 2004 to be approximately 10 percent below previous guidance of $69 million issued in October 2004. The company attributed the shortfall to lower than expected sales to both OEM and branded customers in the Americas region.

Although results are yet to be finalized, the company expects its overall gross margin percentage for the quarter to be at or slightly above plan and operating expenses to be lower than plan.  Consequently, exclusive of charges related to the outsourcing of the company’s manufacturing operations, it anticipates earnings per diluted share to be in the range of $0.18 to $0.20, compared to its previous guidance of $0.20.

“The revenue weakness this quarter was isolated to the Americas region,” stated Christopher Calisi, president and chief executive officer of Overland Storage.  “The typical end-of-year budget flush in that region did not occur, and, in fact, tape automation sales in the last two weeks of the quarter were flat.  Partially offsetting this was strong EMEA performance where sales were up 35 percent over the prior year quarter and 50 percent on a sequential quarter basis.”

Calisi indicated that some of the weakness in Americas sales may be attributed to a technology shift.  “Many customers are modifying the architecture of their backup environments in order to include new intelligent disk-based appliances to complement their tape systems.  Overland has already established itself as a leader in this emerging market and expects to benefit from this transition.”

“Revenue from the REO SERIES of disk-based appliances doubled on a sequential quarter basis with unit sales growing approximately 80 percent surpassing 400 units for the quarter.  Orders for our newest product, REO 9000, which began shipping in October, exceeded our expectations, outstripped our production capabilities and resulted in a backlog at the end of December.  The imminent release of new REO software PACs should increase revenues and improve margins.  In the coming years, we expect REO to be the primary driver of Overland’s revenue and earnings growth,” he concluded.

The company will report full results for its second fiscal quarter on Feb. 3, 2005.  At that time, the company will provide guidance for the remainder of fiscal 2005.

About Overland Storage

Now in its 25 year, Overland Storage has delivered world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions include the REO™ family of disk-based backup and recovery appliances and the award-winning NEO SERIES® of tape libraries. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers.  For more information, visit Overland’s Web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause our expected results of operations for the quarter ended December 31, 2004 to differ from expectations include completion of our quarter end accounting procedures and review of our results by our independent registered public accounting firm.  Factors that could affect expectations for our REO disk-based appliances include the general market acceptance of this new class of products, the timing and market acceptance of new REO software PACs by the company; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; competition and price pressures in the marketplace; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES and REO 9000 are trademarks or registered trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com